Exhibit 21.1

SUBSIDIARIES OF MERISANT WORLDWIDE, INC.

Subsidiary	Jurisdiction of Incorporation or Organization
Merisant Company	Delaware
Merisant US, Inc.	Delaware
Merisant Foreign Holdings I, Inc.	Delaware
Whole Earth Sweetener Company LLC	Delaware
Merisant Argentina S.R.L.	Argentina
Merisant Australia Pty. Ltd.	Australia
Merisant Europe B.V.B.A	Belgium
Merisant do Brasil Ltda.	Brazil
Merisant Chile Limitada	Chile
Merisant Colombia Ltda	Colombia
Merisant De Costa Rica Ltd	Costa Rica
Merisant France SAS	France
Merisant Germany GMBH	Germany
Merisant Hungary Limited	Hungary
Merisant India Private Limited	India
Merisant Mexico, S. de R.L. de C.V.	Mexico
Merisant Servicios Mexico, S. de R.L. de C.V.	Mexico
Merisant Netherlands BV.	Netherlands
Merisant Sweetener (Philippines), Inc.	Philippines
Merisant Polska Sp. Z.o.o.	Poland
Merisant Comercializacao de Adocantes, Lda	Portugal
Merisant Puerto Rico, Inc.	Puerto Rico
Merisant Singapore Pte. Ltd.	Singapore
Merisant Spain, S.L.	Spain
Merisant Sweden AB	Sweden
Merisant Company 2 Sarl	Switzerland
Merisant (Thailand) Ltd.	Thailand